Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Third Quarter 2012 Financial Results

AUM Grows 46% Year Over Year

Revenue Grows 36% Year Over Year

Adjusted EBITDA Grows 47% Year Over Year

SUNNYVALE, Calif. – November 6, 2012 – Financial Engines (NASDAQ: FNGN), America’s largest independent registered investment advisor, today reported financial results for its third quarter ended September 30, 2012.

Financial results for the third quarter of 2012 compared to the third quarter of 2011:i

•	Revenue increased 36% to $48.4 million for the third quarter of 2012 from $35.7 million for the third quarter of 2011.

•	Professional management revenue increased 50% to $39.6 million for the third quarter of 2012 from $26.3 million for the third quarter of 2011.

•	Net income was $4.8 million, or $0.10 per diluted share, for the third quarter of 2012 compared to $3.4 million, or $0.07 per diluted share, for the third quarter of 2011.

•	Non-GAAP Adjusted EBITDA[i] increased 47% to $14.3 million for the third quarter of 2012 from $9.7 million for the third quarter of 2011.

•	Non-GAAP Adjusted Net Income[i] increased 51% to $6.3 million for the third quarter of 2012 from $4.2 million for the third quarter of 2011.

•	Non-GAAP Adjusted Earnings Per Share[i] increased 63% to $0.13 for the third quarter of 2012 from $0.08 for the third quarter of 2011.

Key operating metrics as of September 30, 2012:ii

•	Assets under contract (“AUC”) were $560 billion.

•	Assets under management (“AUM”) were $61.5 billion.

•	Members in Professional Management were over 648,000.

•

Asset enrollment rates for companies where services have been available for 26 months or more averaged 12.7%iii and an estimated 12.6% had AUC been marked-to-market at the end of the third quarter of 2012.

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
ii	Operating metrics include both advised and subadvised relationships.
iii

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q to be filed for the period ended September 30, 2012.

“Baby Boomers are facing a new kind of retirement, with decisions that are more complex and a world that is more uncertain than the generation that preceded them,” said Jeff Maggioncalda, president and chief executive officer of Financial Engines. “We have designed Income+ to provide safe and flexible retirement spending and now have more than 50 signed contracts representing $79 billion in retirement assets and over 900,000 employees.”

Review of Financial Results for the Third Quarter of 2012

Revenue increased 36% to $48.4 million for the third quarter of 2012 from $35.7 million for the third quarter of 2011. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 50% to $39.6 million for the third quarter of 2012 from $26.3 million for the third quarter of 2011.

Costs and expenses increased 35% to $40.9 million for the third quarter of 2012 from $30.4 million for the third quarter of 2011. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, printed material costs associated with enrollment campaigns and member materials, non-cash stock-based compensation expense, wages due to increased headcount and higher compensation, as well as an increase in consulting services expenses.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) increased to 39% for the third quarter of 2012 from 36% for the third quarter of 2011, due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data resulting from the achievement of certain contractual AUM-based milestones in 2012 and, to a lesser extent, due to an increase in print costs as a result of a revised agreement with one of our subadvisory plan providers.

Income from operations was $7.5 million for the third quarter of 2012 compared to $5.3 million for the third quarter of 2011. As a percentage of revenue, income from operations remained constant at 15% for the comparable periods.

Net income increased to $4.8 million, or $0.10 per diluted share, for the third quarter of 2012 compared to net income of $3.4 million, or $0.07 per diluted share, for the third quarter of 2011.

On a non-GAAP basis, Adjusted Net Incomei was $6.3 million and Adjusted Earnings Per Sharei were $0.13 for the third quarter of 2012 compared to Adjusted Net Income of $4.2 million and Adjusted Earnings Per Share of $0.08 for the third quarter of 2011.

“Our Q3 results and our outlook for the balance of 2012 and all of 2013 are consistent with our goals of balancing top line growth, margin expansion, and investing for future opportunities,” said Ray Sims, chief financial officer of Financial Engines.

Assets Under Contract and Assets Under Management

AUC was $560 billion as of September 30, 2012, an increase of 25% from $447 billion as of September 30, 2011, due primarily to new employers making our services available, market performance, and contributions. AUC for plans in which the Income+ service has been made available was $27 billion as of September 30, 2012.

AUM increased by 46% year over year to $61.5 billion as of September 30, 2012, from $42.0 billion as of September 30, 2011. The increase in AUM was driven primarily by net new enrollment into the Professional Management service, market performance, and contributions.

In billions	Q4’11	Q1’12	Q2’12	Q3’12
AUM, Beginning of Period	$42.0	$47.5	$53.7	$54.2
New Enrollment(1)	4.6	3.0	3.7	4.9
Voluntary Cancellations(2)	(1.3)	(1.2)	(1.0)	(1.2)
Involuntary Cancellations(3)	(1.1)	(0.8)	(1.0)	(0.9)
Contributions(4)	0.9	1.0	1.0	1.1
Market Movement and Other(5)	2.4	4.2	(2.2)	3.4

AUM, End of Period	$47.5	$53.7	$54.2	$61.5

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)	The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differs from data provided in filings prior to September 30, 2012, as the data above represents an estimate of the contributions for the entire AUM base, and the prior contributions data reported represented only a subset of members for whom we received salary data.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended September 30, 2012.

Aggregate Investment Style Exposure for Portfolios Under Management

As of September 30, 2012, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	5%
Bonds	25%
Domestic Equity	47%
International Equity	23%

Total	100%

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at November 1, 2012 levels, the company estimates that its 2012 revenue will be in the range of $185 million to $187 million, and its 2012 non-GAAP Adjusted EBITDA to be $56 million, plus or minus $1 million.

Based on financial markets remaining at November 1, 2012 levels, the company estimates that its 2013 revenue will be in the range of $217 million to $222 million, and its 2013 non-GAAP Adjusted EBITDA will be in the range of $65 million to $67 million. Under typical market conditions, we estimate 2013 revenue to be in the range of $226 million to $231 million and non-GAAP Adjusted EBITDA to be in the range of $70 million to $72 million.

Conference Call

The Company will host a conference call to discuss third quarter 2012 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 317-6789, or for international callers, (412) 317-6789. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10018829. The replay will remain available until Friday, November 9, 2012, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, visit www.financialengines.com.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans, objectives and growth strategy, its market opportunity, benefits of Income+, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2011 and the

Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or November 6, 2012 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2011	September 30, 2012
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$145,002	$166,382
Accounts receivable, net	30,495	41,574
Prepaid expenses	3,008	2,583
Deferred tax assets	13,155	13,155
Other current assets	3,498	4,067

Total current assets	195,158	227,761
Property and equipment, net	3,926	13,404
Internal use software, net	10,723	10,561
Long-term deferred tax assets	31,424	25,954
Direct response advertising, net	8,851	10,410
Other assets	4,361	3,929

Total assets	$254,443	$292,019

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,740	$15,574
Accrued compensation	13,262	10,542
Deferred revenue	9,691	8,343
Other current liabilities	124	215

Total current liabilities	32,817	34,674
Long-term deferred revenue	1,533	1,239
Long-term deferred rent	459	6,206
Other liabilities	74	241

Total liabilities	34,883	42,360

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value— 10,000 authorized as of December 31, 2011 and September 30, 2012; None issued and outstanding as of December 31, 2011 and September 30, 2012	—	—
Common stock, $0.0001 par value— 500,000 authorized as of December 31, 2011 and September 30, 2012; 45,784 and 47,161 shares issued and outstanding at December 31, 2011 and September 30, 2012, respectively	5	5
Additional paid-in capital	298,196	316,182
Accumulated deficit	(78,641)	(66,528)

Total stockholders’ equity	219,560	249,659

Total liabilities and stockholders’ equity	$254,443	$292,019

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Net and Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
	(In thousands, except per share data)
Revenue:
Professional management	$26,305	$39,582	$76,706	$107,639
Platform	8,299	8,253	24,058	24,764
Other	1,054	611	2,447	2,040

Total revenue	35,658	48,446	103,211	134,443

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	12,924	18,798	36,811	51,423
Research and development	5,098	6,496	15,644	18,716
Sales and marketing	7,436	10,440	22,312	29,160
General and administrative	3,404	3,653	9,855	11,271
Amortization of internal use software	1,508	1,558	4,276	4,560

Total costs and expenses	30,370	40,945	88,898	115,130

Income from operations	5,288	7,501	14,313	19,313
Interest income (expense)	(1)	(5)	2	(1)

Income before income taxes	5,287	7,496	14,315	19,312
Income tax expense	1,933	2,718	4,942	7,199

Net and comprehensive income	$3,354	$4,778	$9,373	$12,113

Net income per share attributable to holders of common stock
Basic	$0.07	$0.10	$0.21	$0.26
Diluted	$0.07	$0.10	$0.19	$0.24
Shares used to compute net income per share attributable to holders of common stock
Basic	45,237	46,889	44,508	46,469
Diluted	49,419	50,194	49,356	50,026

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2011	2012
	(In thousands)
Cash flows from operating activities:
Net income	$9,373	$12,113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,608	2,075
Amortization of internal use software	4,027	4,263
Stock-based compensation	3,922	7,500
Amortization of deferred sales commissions	1,006	1,464
Amortization and impairment of direct response advertising	1,869	3,695
Provision for doubtful accounts	109	209
Loss on fixed asset disposal	—	4
Excess tax benefit associated with stock-based compensation	(671)	(1,446)
Changes in operating assets and liabilities:
Accounts receivable	(9,052)	(11,288)
Prepaid expenses	(100)	425
Deferred tax assets	4,063	5,470
Direct response advertising	(5,526)	(5,240)
Other assets	(1,843)	(2,150)
Accounts payable	3,635	6,899
Accrued compensation	(5,627)	(2,720)
Deferred revenue	6,177	(1,642)
Deferred rent	39	5,788
Other liabilities	1	3

Net cash provided by operating activities	13,010	25,422

Cash flows from investing activities:
Purchase of property and equipment	(2,621)	(10,954)
Capitalization of internal use software	(4,119)	(4,131)
Restricted cash	(32)	550

Net cash used in investing activities	(6,772)	(14,535)

Cash flows from financing activities:
Payments on capital lease obligations	—	(8)
Net share settlements for stock-based awards minimum tax withholdings	(1,718)	—
Excess tax benefit associated with stock-based compensation	671	1,446
Proceeds from issuance of common stock, net of offering costs	12,188	9,055

Net cash provided by financing activities	11,141	10,493

Net increase in cash and cash equivalents	17,379	21,380
Cash and cash equivalents, beginning of period	114,937	145,002

Cash and cash equivalents, end of period	$132,316	$166,382

Supplemental cash flows information:
Income taxes paid, net of refunds	$63	$185
Interest paid	$5	$6
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$—	$223
Capitalized stock-based compensation for internal use software	$219	$267
Capitalized stock-based compensation for direct response advertising	$31	$46

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Adjusted EBITDA	2011	2012	2011	2012
	(In thousands)
Net income	$3,354	$4,778	$9,373	$12,113
Interest expense (income)	1	5	(2)	1
Income tax expense	1,933	2,718	4,942	7,199
Depreciation	570	878	1,608	2,075
Amortization of internal use software	1,419	1,456	4,027	4,263
Amortization and impairment of direct response advertising	721	1,393	1,869	3,695
Amortization of deferred sales commissions	367	565	1,006	1,464
Non-cash stock-based compensation	1,355	2,518	3,922	7,500

Non-GAAP Adjusted EBITDA	$9,720	$14,311	$26,745	$38,310

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Adjusted Net Income and Adjusted EPS	2011	2012	2011	2012
	(In thousands, except per share amounts)
Net income	$3,354	$4,778	$9,373	$12,113
Non-cash stock-based compensation, net of tax (1)	837	1,556	2,423	4,635

Non-GAAP Adjusted Net Income	$4,191	$6,334	$11,796	$16,748

Non-GAAP Adjusted Earnings Per Share	$0.08	$0.13	$0.24	$0.33
Shares of common stock outstanding	45,237	46,889	44,558	46,469
Dilutive restricted stock and stock options	4,182	3,305	4,798	3,557

Non-GAAP adjusted weighted common shares outstanding	49,419	50,194	49,356	50,026

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.